Exhibit 99.1

LaBranche & Co Inc. Jeffrey A. McCutcheon Senior Vice President & Chief Financial Officer (212) 820-6220

FOR IMMEDIATE RELEASE

LaBranche & Co Inc. Announces Agreement to Sell NYSE Designated Market Maker;

Redemption of all its Outstanding Indebtedness;

Authorization of Stock Repurchase

NEW YORK, January 13, 2010 – LaBranche & Co Inc. (NYSE: LAB) (the “Company”) today announced that it has signed a definitive agreement to sell its NYSE Designated Market Maker (formerly specialist) business (“DMM”) to Barclays Capital, the investment banking division of Barclays Bank PLC (“Barclays”). Barclays will acquire the Company’s DMM operations on the NYSE for $25 million and will also purchase all of the Company’s net DMM positions as of the closing date. The Company will retain all cash and other non-DMM assets, including its shares of NYSE Euronext, Inc. stock (the “NYX shares”). This transaction will generate $25 million of net cash proceeds to the Company. As a result of the transaction, the Company will no longer have a $76 million net capital requirement related to the DMM operations.

The Company also announced that its Board of Directors has approved a redemption of all its remaining outstanding 11% Senior Notes due 2012, in the aggregate principal amount of $189.3 million, at the current redemption price of 102.75% plus accrued and unpaid interest thereon, pursuant to the optional redemption provisions of the indenture governing the notes. The Company today issued a formal notice of redemption of all of its remaining outstanding senior notes, and the redemption will be completed on February 15, 2010. Upon completion of the redemption, the indenture will be terminated and the Company will have no outstanding public debt, resulting in a reduction of the Company’s interest expense by approximately $21 million per year.

The Company’s Board of Directors also intends to increase the Company’s share repurchase authorization from the approximately $23.4 million remaining under the current authorization to $100 million upon completion of the transaction with Barclays. Repurchases may be made in open market transactions, privately negotiated transactions, in a tender offer, Dutch auction or otherwise, in compliance with applicable state and federal securities laws. The timing and amounts of any purchases will be based on market conditions and other factors, including price and regulatory requirements.

The Company believes that these transactions will greatly increase the Company’s flexibility in managing its operations and will leave the Company with significant capital and liquidity resources to run its businesses. These transactions will also allow the Company to further streamline and reorganize its remaining businesses to create more efficiencies and reduce fixed costs. The Company will continue to focus on its market-making operations in ETFs, equity options, FX options and futures, both domestically and internationally, which have constituted a majority of the Company’s market making revenues since 2007. The Company will also continue its institutional brokerage business that provides securities execution, fixed income and other brokerage services to institutional investors.

The Company expects to complete the DMM sale transaction by the end of January 2010, subject to satisfaction of customary closing conditions set forth in the definitive agreement. In addition to the closing conditions, the transaction is subject to the approval of the NYSE.

The Company also stated that the transaction with Barclays will result in the disposal of all of the Company’s remaining intangible assets, and the Company will realize a $69.7 million non-cash charge in accordance with GAAP. The Company, therefore, expects to report an after-tax GAAP loss of approximately $72.5 million, or $1.38 per share, for the fourth quarter of 2009, which includes the impairment of intangible assets and an after-tax loss of $6.6 million in connection with the decline in value of the Company’s NYX shares. The Company expects to report after-tax net income from pro forma continuing operations of approximately $3.8 million, or $0.07 per share, for the fourth quarter of 2009. These fourth quarter pro forma results include $5.4 million of interest expense paid on the Company’s public notes, which will be redeemed on February 15, 2010.

The Company is the parent of LaBranche Structured Holdings, Inc., whose subsidiaries are market-makers in options, exchange-traded funds and futures on various exchanges domestically and internationally, LaBranche & Co. LLC, one of the largest market-makers on the NYSE in exchange-listed securities, and LaBranche Financial Services, LLC, which provides securities execution, fixed income and brokerage services to institutional investors.

Certain statements contained in this release, including without limitation, statements containing the words “believes”, “intends”, “expects”, “anticipates”, and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such forward-looking statements are not guarantees of future performance, and since such statements involve risks and uncertainties, the actual results and performance of the Company and the industry may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company also disclaims any obligation to update its view of any such risks or uncertainties or to publicly announce the result of any revisions to the forward-looking statements made in this release.